Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm and Fund Counsel” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated June 25, 2007 on the financial statements and financial highlights of the First Funds, in Post-Effective Amendment Number 7 to the Registration Statement (Form N-1A, No. 333-72732), included in the Annual Report to Shareholders for the fiscal year ended April 30, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio
August 24, 2007